Exhibit (I)

1900 K Street, N.W. Washington, DC 20006-1110 +1 202 261 3300 Main +1 202 261 3333 Fax www.dechert.com

March 19, 2024

Board of Trustees, MainStay MacKay Municipal Income

Opportunities Fund

51 Madison Avenue

New York, NY 10010

Re:	MainStay MacKay Municipal Income Opportunities Fund

(File Nos. 333-274888 and 811-23905)

Ladies and Gentlemen:

We have acted as counsel for MainStay MacKay Municipal Income Opportunities Fund (the “Trust”), a statutory trust duly organized and validly existing under the laws of the State of Delaware, in connection with the Trust’s Registration Statement on Form N-2 under the Securities Act of 1933, as amended (the “1933 Act”), and under the Investment Company Act of 1940, as amended (the “1940 Act”) (the “Registration Statement”), relating to the issuance and sale by the Trust of an unlimited number of shares of beneficial interest of, as applicable, the Trust’s Class I, Class A1, Class A2 and Class A3 shares, par value $0.001 per share (the “Shares”). We have examined such governmental and corporate certificates and records as we have deemed necessary in order to render this opinion and Registration Statement under the 1933 Act, and we are familiar with the Trust’s Amended and Restated Declaration of Trust and its By-Laws.

Based upon the foregoing, we are of the opinion that the Shares, as currently divided into classes, all in accordance with the Trust’s Amended and Restated Declaration of Trust, proposed to be sold pursuant to the Registration Statement, filed with the Securities and Exchange Commission and when made effective, will have been validly authorized and, when sold in accordance with the terms of Registration Statement and the requirements of applicable federal and state law and delivered by the Trust against receipt of the net asset value of the Shares, as described in the Registration Statement, will be legally and validly issued and will be fully paid and non-assessable by the Trust.

The opinions expressed herein are limited to the laws of the State of Delaware and the federal securities laws of the United States. We express no opinion herein with respect to the effect or applicability of the law of any other jurisdiction. We express no opinion as to any other matter other than as expressly set forth above and no other opinion is intended or may be inferred herefrom. The opinions expressed herein are given as of the date hereof.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the use of our name in the Trust’s prospectus and

March 19, 2024 Page 2

Statement of Additional Information to be included in the Registration Statement, unless and until we revoke such consent. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act and the rules and regulations thereunder.

Very truly yours,

/s/ Dechert LLP

Dechert LLP